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                                EXHIBIT 11.1
                       YES! ENTERTAINMENT CORPORATION
            STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

                  (in thousands, except per share amounts)


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                                                           Three months ended September 30,    Nine months ended September 30,
                                                           --------------------------------    -------------------------------
                                                                1997              1996              1997             1996
                                                           --------------    --------------    -------------    --------------

Net income (loss)                                           $      (3,839)    $       3,391     $     (9,388)    $       1,285
                                                                             ==============                     ==============
Non-cash dividends and discount on preferred stock                   (623)                            (3,223)
                                                           --------------                      -------------
Net loss applicable to common stock holders                 $      (4,462)                      $    (12,611)
                                                           ==============                      =============

Computation of weighted average common
   and common equivalent shares outstanding:
       Weighted average common shares outstanding                  14,589            14,005           14,290            13,843
       Weighted average options outstanding                                             453                                340
       Weighted average warrants outstanding                                            455                                455

                                                           --------------    --------------    -------------    --------------

Shares used in computing net loss per share                        14,589            14,913           14,290            14,638
                                                           ==============    ==============    =============    ==============
Net loss per share applicable to common stockholders        $       (0.31)                      $      (0.88)
                                                           ==============                      =============
Net income per share                                                          $        0.23                      $        0.09
                                                                             ==============                     ==============

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